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                                                               EXHIBIT 99.(h)(7)

                      SECOND AMENDED COMBINED FEE AGREEMENT

     THIS SECOND AMENDED COMBINED FEE AGREEMENT, made this 31st day of March, 2004, by and among Ameristock Mutual Fund, Inc. ("Ameristock"), a Maryland corporation, Davis Park Series Trust ("Davis Park"), a Delaware business trust, Ameristock Corporation (the "Adviser"), a California corporation, and ALPS Mutual Funds Services, Inc. ("ALPS"), a Colorado corporation (collectively the "Parties"), supercedes the Amended Combined Fee Agreement dated as of the 5th day of August, 2002 by and among the Parties.

     WHEREAS, Ameristock and Davis Park are open-end management investment companies registered under the Investment Company Act of 1940, as amended ("Funds");

     WHEREAS, the Adviser, the Funds and ALPS have entered into separate Administration, Fund Accounting and Telephone Service Agreements, each of which is dated July 1, 2001, concerning the provision of management and administrative services and fund accounting services for the investment portfolios of the Funds;

     WHEREAS, the Parties entered into a Combined Fee Agreement dated July 1, 2001; and

     WHEREAS, the Parties entered into separate Transfer Agency Agreements and an Amended Combined Fee Agreement (the "Amended Fee Agreement") dated August 5, 2002; and

     WHEREAS, Ameristock and Davis Park have entered into separate Management Agreements with the Adviser on behalf of each Fund;

     WHEREAS, the Parties desire to set forth the compensation payable by the Adviser under the foregoing agreements in a separate written document; and

     WHEREAS, the Parties desire to revise the "Base Fee" set forth under
Section 3 of the Amended Fee Agreement. Specifically, they desire to replace the reference to 3.5 basis points on over $1.5 billion (total trust assets) with 3.5 basis points for $1.5 billion - $2 billion (total trust assets). Additionally, they desire to include the following breakpoint: 2.5 basis points on over $2 billion (total trust assets).

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the Parties desire to amend the Combined Fee Agreement and agree as follows:

     1. The Administration, Fund Accounting, Telephone Service, and Transfer Agency Agreements referred to herein shall be referred to collectively as the "Service Agreements."

     2. The Adviser shall pay to ALPS all of the compensation set forth herein on the dates set forth herein.

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     3.   The amount that is due and payable to ALPS (the "Payment") for its services under the Service Agreements shall be computed as follows:

BASE FEE (calculated daily and payable monthly)
               Greater of $225,000 minimum annual fee or:

               -    8.5 basis points      $0 - $500 million (total trust assets)
               -    6.5 basis points      $500 million - $1 billion (total trust assets)
               -    4.5 basis points      $1 billion - $1.5 billion (total trust assets)
               -    3.5 basis points      $1.5 billion - $2 billion (total trust assets)
               -    2.5 basis points      Over $2 billion (total trust assets)

            For the purposes of this Agreement, "total trust assets" is defined as the combined net assets of the investment portfolios of Ameristock and Davis Park.

               ADDITIONAL FUNDS
               Minimum fee increased by $75,000/additional fund

     TRANSFER AGENCY TRANSACTIONS CHARGES (PAYABLE MONTHLY)

            -    Manual Trades                                    $ 2.50
            -    New Account Set-Up                               $ 6.00
            -    Manual Maintenance                               $ 2.00
            -    Shareholder Correspondence                       $ 4.00
            -    Per call charge (above 1,000 calls/month)        $ 1.50

          OUT-OF-POCKET EXPENSES (payable monthly)

          Out-of-pocket expenses include, but are not limited to, the following: securities pricing services, NASD registered representative licensing costs for Adviser personnel, NASD filing fees, costs of preparing, printing and mailing confirmation statements, investor statements and other shareholder mailings, banking services, off-site records retention, NSCC charges, customized programming/enhancements, Fund stationery, and other expenses which may occur at the direction of the Fund.

     4. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Colorado.

     5. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings between parties with respect to the subject matter herein, including any provisions of the Service Agreements setting forth specific fees.

     6. No change, modification or waiver of any term of this Agreement shall be valid unless it is in writing and signed by all parties hereto.

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  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                        Ameristock Mutual Fund, Inc.

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        Davis Park Series Trust

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title
                                              ----------------------------------


                                        Ameristock Corporation

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        ALPS Mutual Funds Services, Inc.

                                        By:
                                           -------------------------------------
                                        Name:  Jeremy O. May
                                        Title: Senior Vice President